Exhibit 10.13

April 3, 2025
Adam Frankel
c/o Chime Financial, Inc.
Re: Confirmatory Employment Letter
Dear Adam Frankel:
This confirmatory employment letter agreement (the “Agreement”) is entered into between you and Chime Financial, Inc. (the “Company” or “we”), effective as of the effective date of the Company’s registration statement relating to the Company’s initial public offering (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date.
1.    Title; Position. You will continue to serve as the Company’s General Counsel. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Chief Executive Officer.
2.    Base Salary. Your annual base salary is currently $450,000 (“Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board of Directors (the “Board”) or its People, Culture and Compensation Committee (the “Committee”), as applicable, in its sole discretion.
3.    Annual Bonus. Your current target fiscal year annual cash bonus target is 50% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Board or the Committee. Unless determined otherwise by the Board or Committee, as applicable, (i) any such bonus will be subject to your continued employment through and until the date of payment and (ii) any bonus for the fiscal year in which you commence employment with the Company will be prorated based on the period during such fiscal year that you are employed with the Company. Any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.
4.    Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.    Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
6.    Acceleration, Severance and Change in Control. You will remain eligible for the acceleration, severance and change in control arrangements for which you were eligible immediately prior to the Effective Date. Nothing in this Agreement shall supersede or amend your rights under those arrangements.
7.    Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Proprietary Information And Inventions Agreement previously entered into between you and the Company (the “Confidentiality Agreement”) still apply.
8.    At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.
9.    Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.
10.    Miscellaneous. Except as otherwise set forth in Section 6, this Agreement, together with the Confidentiality Agreement and the equity awards granted to you by the Company under its Amended and Restated 2012 Stock Option and Grant Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.
[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.

Sincerely,

CHIME FINANCIAL, INC.

	By:	/s/ Christopher Britt
Name: Christopher Britt
Title: Chief Executive Officer

Date: April 3, 2025

Agreed to and accepted:

/s/ Adam Frankel
Adam Frankel

Date: April 3, 2025

Appendix A
Section 7 of the Defend Trade Secrets Act of 2016
“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”